                                                         EXHIBIT NO. 99.1(b)

                          MFS VARIABLE INSURANCE TRUST

                     AMENDMENT TO THE DECLARATION OF TRUST

                         Establishment and Designation
                   of Series of Shares of Beneficial Interest
                              (without par value)


         Pursuant to Section 6.9 of the Declaration of Trust dated January 28, 1994, as amended (the "Declaration of Trust"), of MFS Variable Insurance Trust (the "Trust"), the Trustees of the Trust hereby divide the Shares (as defined in the Declaration of Trust) into twelve separate series, each series to have the following special and relative rights:

         1.  The series shall be designated:

             (i)    MFS OTC Series

             (ii)   MFS Growth Series

             (iii)  MFS Research Series

             (iv)   MFS Growth With Income Series

             (v)    MFS Total Return Series

             (vi)   MFS Utilities Series

             (vii)  MFS High Income Series

             (viii) MFS World Governments Series

             (ix)   MFS Strategic Fixed Income Series

             (x)    MFS Bond Series

             (xi)   MFS Limited Maturity Series

             (xii)  MFS Money Market Series

         2. The series shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 to the extent pertaining to the offering of Shares of such series. Each Share of each series shall be redeemable, shall be entitled to one vote or fraction thereof in respect of a fractional share on matters on which Shares of that series shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated or belonging to the series, and shall be entitled to receive its pro rata share of the net assets of the series upon liquidation of the series, all as provided in Section 6.9 of the Declaration of Trust.

         3. Subject to the provisions of Section 6.9 and Article IX of the Declaration of Trust, the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series now or hereafter created, or to otherwise change the special and relative rights of any such series.

         Pursuant  to  Section  6.9(h)  of  the   Declaration  of  Trust,   this
establishment and designation of series of Shares shall be effective upon the execution of a majority of the Trustees of the Trust.

         IN WITNESS WHEREOF, a majority of the Trustees of the Trust have executed this establishment and designation, in one or more counterparts, all constituting a single instrument, as an instrument under seal in The Commonwealth of Massachusetts, as of this 31st day of January, 1994.


                                       A. KEITH BRODKIN
                                       A. Keith Brodkin



                                       ARNOLD D. SCOTT
                                       Arnold D. Scott



                                       JAMES R. BORDEWICK, JR.
                                       James R. Bordewick, Jr.